Exhibit (a)(5)(L)

Nikola Completes Exchange Offer to Acquire Romeo Power Common Stock

PHOENIX – October 13, 2022 – Nikola Corporation (Nasdaq: NKLA) (“Nikola”), a provider of zero-emissions transportation and energy infrastructure solutions, today announced the successful completion of its exchange offer (the “Offer”) to purchase all outstanding shares of common stock of Romeo Power, Inc. (NYSE: RMO).

The Offer expired at midnight, Eastern Time, at the end of October 12, 2022, and was not extended. As of the expiration of the Offer, a total of approximately 93.16 million shares of Romeo common stock had been validly tendered and received, and not validly withdrawn, pursuant to the Offer, representing approximately 50.1% of outstanding shares of Romeo common stock immediately after consummation of the Offer.

The total number of shares tendered satisfied the minimum condition of the Offer, which required the tender by Romeo’s stockholders of shares representing a majority of the outstanding Romeo common stock. All other conditions to the Offer having been satisfied or waived, Nikola will accept for payment, and expects to promptly pay for, all shares validly tendered into and not withdrawn from the Offer.

Nikola and Romeo jointly announced that the companies entered into a definitive agreement for this all-stock transaction on August 1, 2022. Under the terms of the merger agreement, Romeo stockholders will receive 0.1186 of a share of Nikola common stock for each Romeo share, representing an equity value of approximately 4.5% pro forma ownership of Nikola.

Nikola intends to proceed with the acquisition of Romeo in which a newly formed subsidiary of Nikola will be merged into Romeo, and any remaining shares of Romeo common stock that were not tendered in the exchange offer will be canceled and converted into the right to receive the same consideration as provided for in the exchange offer. Once the transaction is completed, Romeo will become a wholly owned subsidiary of Nikola and Romeo common stock will no longer be listed or traded on the New York Stock Exchange.

About Nikola Corporation

Nikola Corporation is a designer and manufacturer of zero-emission battery-electric and hydrogen-electric vehicles, electric vehicle drivetrains, vehicle components, energy storage systems, and hydrogen station infrastructure. Founded in 2015, Nikola Corporation is headquartered in Phoenix, Arizona.

Additional Information and Where to Find It

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares. On August 29, 2022, Nikola Corporation (“Nikola”) filed a Registration Statement on Form S-4 (including a Prospectus/Offer to Exchange, a related Letter of Transmittal and other exchange offer documents (collectively, the “Registration Statement”)) with the U.S. Securities and Exchange Commission (the “SEC”), as amended on September 27, 2022, and may file additional amendments thereto, and Nikola and a wholly-owned subsidiary of Nikola filed a Tender Offer Statement on Schedule TO with the SEC and has and may file additional amendments thereto. In addition, on August 29, 2022, Romeo Power, Inc. (“Romeo”) filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC and has and may file amendments thereto. Nikola and Romeo may also file other documents with the SEC related to the transaction. This document is not a substitute for the Registration Statement, the Tender Offer Statement, the Solicitation/Recommendation

Statement or any other document that Nikola or Romeo may file with the SEC related to the transaction (collectively, the “Exchange Offer Materials”). THE EXCHANGE OFFER MATERIALS CONTAIN IMPORTANT INFORMATION. ROMEO STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS (AS THEY MAY BE AMENDED FROM TIME TO TIME) CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF ROMEO COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING EXCHANGING THEIR COMMON STOCK. The Exchange Offer Materials are available to all Romeo stockholders at no expense to them. The Exchange Offer Materials are available for free on the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Nikola are also available free of charge by contacting Investor Relations, Nikola Corporation, 4141 E Broadway Road, Phoenix, Arizona 85040. Copies of the documents filed with the SEC by Romeo are also available free of charge by contacting Investor Relations, Corporate Secretary, Romeo Power, Inc., 5560 Katella Avenue, Cypress, California 90630. In addition to the Exchange Offer Materials, Nikola and Romeo file annual, quarterly and current reports and other information with the SEC. You may read any reports or other information filed by Nikola and Romeo at www.sec.gov.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws, including statements relating to the exchange offer, Nikola’s expectations regarding payment and closing, the proposed merger, the anticipated benefits of the transaction, and Nikola’s expectations regarding the closing of the merger. These forward-looking statements generally are identified by words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited: risks related to the ability of Nikola to consummate the proposed transaction on a timely basis or at all; the risk of litigation related to the merger; the effectiveness of the Registration Statement; the satisfaction of the conditions precedent to consummation of the proposed transaction, including having a sufficient number of Romeo’s shares being validly tendered into the exchange offer to meet the minimum condition and not withdrawn; the occurrence of events that may give rise to a right of one or both of the parties to terminate the merger agreement; Nikola’s ability to successfully integrate Romeo’s battery pack production into its business; Nikola’s ability to realize expected synergies; the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; the risk that disruption from the proposed transaction may make it more difficult to maintain business and operational relationships; the potential negative effects of the announcement or the consummation of the proposed transaction on the market price of Nikola’s common stock or on its business or operating results; the risk of litigation or regulatory actions related to the proposed transaction; the effect of the announcement or pendency of the transaction on Romeo’s business relationships, operating results, and business generally; risks relating to significant transaction costs or known or unknown liabilities; risks associated with third party contracts containing consent or other provisions that may be triggered by the proposed transaction; and the ability of the parties to retain and hire key personnel. There can be no assurance that the proposed transaction or any other matters described above will in fact be consummated in the manner described or at all.

For additional information regarding factors that may cause actual results to vary materially from those stated in forward-looking statements, see the reports of Nikola and Romeo on Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC from time to time. These forward-looking statements are made only as of the date hereof and Nikola disclaims any obligation to update any forward-looking statement, except as required by law.

Media Contact

press@nikolamotor.com